UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 11

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 5, 2009

The Estée Lauder Companies Inc.

 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14064 (Commission File Number)	11-2408943 (IRS Employer Identification No.)

767 Fifth Avenue, New York, New York (Address of principal executive offices)		10153 (Zip Code)

Registrant’s telephone number, including area code

212-572-4200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On February 5, 2009, The Estée Lauder Companies Inc. (the “Company”) filed a Current Report on Form 8-K (the “February 5, 2009 Form 8-K”) regarding a multi-faceted cost savings program.  This program is expected to include a number of initiatives and the Company indicated that restructuring charges and other costs to implement those initiatives over the next few fiscal years are expected to total between $350 million and $450 million (pre-tax).  At that time, the Company was unable to make a determination of the estimated amount or range of amounts to be incurred for each major type of cost and future cash expenditures associated therewith, as required by Item 2.05 of Form 8-K.  In the February 5, 2009 Form 8-K, the Company undertook to announce further details as initiatives are finalized.

The Company is filing this Form 8-K/A to amend the February 5, 2009 Form 8-K, which has previously been amended, to update the disclosure therein under Item 2.05.  On May 25, 2011, an officer authorized by the Company’s Board of Directors approved certain initiatives relating to the previously announced multi-faceted cost savings program.  These initiatives, plus other initiatives approved to date not previously included in amendments to the February 5, 2009 Form 8-K, relate to the termination of certain employees and other actions under initiatives to resize the organization, reorganize certain functions, turnaround or exit unprofitable operations and outsource certain services.  Once the relevant accounting criteria have been met, the Company expects to record total charges associated with these restructuring activities of approximately $23 million (pre-tax) in connection with these actions of which approximately $12 million (pre-tax) relates to restructuring charges, approximately $7 million of other costs to implement the initiatives, approximately $3 million in sales returns and approximately $1 million in inventory write-offs.  The restructuring charges are comprised of approximately $11 million for employee-related costs, approximately $0.5 million of other exit costs (substantially all of which will result in future cash expenditures), and approximately $0.5 million in non-cash asset write-offs.

Of the expected total of between $350 million to $450 million (pre-tax) for the multi-faceted cost savings program, the total amount of charges associated with restructuring activities approved to date is approximately $299 million to $304 million of which approximately $195.5 million to $197 million relates to restructuring charges, approximately $49 million of other costs to implement the initiatives, approximately $38.5 million to $42 million in sales returns and approximately $16 million in inventory write-offs, some of which have been recorded during the nine months ended March 31, 2011 and fiscal years ended June 30, 2010 and 2009.  The restructuring charges are comprised of approximately $149 million to $150.5 million of employee-related costs, approximately $27 million of other exit costs (substantially all of which have resulted in or will result in cash expenditures), and approximately $19.5 million in non-cash asset write-offs.

The Company will continue to file additional amendments to the February 5, 2009 Form 8-K in connection with initiatives associated with its multi-faceted cost savings program that individually or collectively are determined to be significant.  Such amendments would be filed after the Company is able to make good faith determinations of the estimated amount or range of amounts by each major type of cost and future cash expenditures relating to such initiatives.

The forward-looking statements contained herein, including those relating to our expectations regarding charges, involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include current economic and other conditions in the global marketplace, actions by retailers and consumers, competition, the Company’s ability to successfully implement its long-term strategic plan and those described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTÉE LAUDER COMPANIES INC.

Date: May 27, 2011	By:	/s/ Richard W. Kunes
Richard W. Kunes
Executive Vice President
and Chief Financial Officer
(Principal Financial and Accounting Officer)